BARK WELCOMES BRIAN DOSTIE AS NEW VICE PRESIDENT OF ACCOUNTING AND CONTROLLER
NEW YORK, May 1, 2023 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced that Brian Dostie was appointed Vice President, Accounting and Controller, effective immediately.

“With over two decades of leadership experience spanning financial reporting, accounting, internal controls, treasury and FP&A, Brian brings a wealth of expertise to the Company,” said Zahir Ibrahim, Chief Financial Officer. “We are delighted to welcome Brian to the team, as we continue to drive towards sustainable profitability.”

Mr. Dostie most recently served as Vice President, Accounting and Controller of 80 Acres Farms where he oversaw various financial functions including accounting and reporting, audit, and treasury. Prior to that role, he was at National Instruments, a public company, for over 20 years. His roles included time overseas leading the build out of the finance team to support the growth of the Asia Pac business. His most recent role at National Instruments was Corporate Controller, where he was responsible for accounting, SEC reporting, treasury, and finance shared services.
Mr. Dostie earned a B.A. in Finance from the University of Cincinnati, and an M.B.A. from Rutgers University.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com
Media:
Garland Harwood
press@barkbox.com